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                                                                       EXHIBIT 5


                                 July 21, 1997


Premier Laser Systems, Inc.
3 Morgan
Irvine, California 92618


Ladies and Gentlemen:

        We are rendering this opinion in connection with the Post-Effective Amendment of Form S-3 (the "Post-Effective Amendment") to the Registration Statement on Form SB-2 (the "Registration Statement"), file number 333-04219, filed by Premier Laser Systems, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement relates to shares of the Company's Class A Common Stock, no par value (the "Shares"), Class A Warrants and Class B Warrants issuable upon the exercise of certain outstanding warrants and options, as described in the Registration Statement.

        We have acted as your counsel in connection with the preparation of the Post-Effective Amendment and the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization and issuance of the securities in the manner set forth in the Post-Effective Amendment and Registration Statement. We have examined such documents as we consider necessary to render this opinion.

        Based upon the foregoing, we are of the opinion that the Shares, Class A Warrants and Class B Warrants to be issued in the manner set forth in the Post-Effective Amendment and Registration Statement have been duly authorized, and upon issuance in the manner described therein, will be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                Sincerely,


                                                RUTAN & TUCKER, LLP